Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2011) of our reports dated March 2, 2011, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
August 10, 2011